ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                                 CODE OF ETHICS

The Code of Ethics has been designed to deter wrongdoing and to promote:

      o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      o Full, fair, accurate, timely and understandable disclosure in reports and documents that Environmental Solutions files with, or submits to, government agencies and in other public communications.

      o Protecting Environmental Solutions confidential and proprietary information and that of our customers and vendors

      o     Compliance with applicable governmental laws, rules and regulations.

      o     Prompt internal reporting of violations of this Code.

      o     Accountability for adherence to this Code.

OVERVIEW OF BUSINESS ETHICS

We believe that long-term, trusting business relationships are built by being honest, open and fair. We promise to uphold the highest professional standards in all business operations. We also expect that those with whom we do business (including suppliers and customers) will adhere to the standards set by Environmental Solutions' Code of Ethics.

Outstanding employees are the key to Environmental Solutions' success. Everyone is part of the Company team, and each of us deserves to be treated with dignity and respect. In addition, every employee is responsible for his/her own conduct. No one has the authority to make another employee violate Environmental Solutions' Code of Ethics. Any attempt to direct or otherwise influence someone else to commit a violation is unacceptable.

Managers, in particular, set an example for other employees and are often responsible for directing the actions of others. Environmental Solutions requires all employees, including managers, to know and understand the Code of Ethics, as it applies personally to the employee or manager and to those under his/her supervision.

The fundamental principle that underlies the way we do business at Environmental Solutions is good judgment. An understanding of our legal and ethical parameters enhances that judgment. Environmental Solutions has a responsibility to pay constant attention to all legal boundaries and to comply with all applicable laws and regulations in all of its operations. We have the same obligation to the communities in which we do business and to the customers with whom with whom we do business. For everyone at Environmental Solutions, this means following the spirit of the law and doing the right, ethical things, even when the law is not specific.

CONFLICTS OF INTEREST

Employees are expected to make or participate in business decisions and actions in the course of their employment with Environmental Solutions based on the best interests of the Company as a whole, and not based on personal relationships or benefits. Conflicts of interest can compromise employees' business ethics. Employees are expected to apply sound judgment to avoid conflicts of interest that could negatively affect Environmental Solutions or its business. At Environmental Solutions, conflict of interest is any activity that is inconsistent with or opposed to Environmental Solutions' interests or gives the appearance of impropriety.


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Employees should avoid any relationship that would cause a conflict of interest with their duties and responsibilities at Environmental Solutions. Employees are expected to disclose to us any situations that may involve conflicts of interest affecting them personally or affecting other employees or those with whom we do business.

PAYMENTS, FAVORS, GIFTS AND ENTERTAINMENT

All Environmental Solutions employees should pay for and receive only that which is proper. Environmental Solutions employees should not make payments or promises to influence another's acts or decisions. Environmental Solutions employees must not give gifts beyond those extended in normal business. Environmental Solutions employees must observe all government restrictions on gifts and entertainment. Employees must not receive payments of any kind from Environmental Solutions customers.

Environmental Solutions employees and members of their families must not give or receive valuable gifts to or from any person associated with Environmental Solutions' vendors or customers.

SUPERVISORY RELATIONSHIPS WITH FAMILY MEMBERS

Supervisory relationships with family members present special workplace problems, including a conflict of interest, or at least the appearance of conflict, in various personnel decisions that the supervisor makes. Accordingly, Environmental Solutions employees must avoid a direct reporting relationship with any member of their family or others with whom they have a significant relationship. If such a relationship exists or occurs, the employee must report it in writing to Human Resources.

COMMUNICATION WITH THE FINANCIAL COMMUNITY

Any employee who is contacted by a member of the financial community, the press or any other outside organization is not to provide information regarding Environmental Solutions or any subsidiary's business without prior approval. This includes, among other things, answers to questions on the following:

      o     Overall business trends
      o     Product bookings/shipments
      o     Pricing
      o     Suppliers
      o     Customers

PUBLIC DISCLOSURES

As a public company, it is of critical importance that Environmental Solutions' filings with the Securities and Exchange Commission and other government agencies be accurate and timely. Depending on their position with Environmental Solutions, employees may be called upon to provide information to assure that Environmental Solutions' public reports are complete, fair and understandable. Environmental Solutions expects all of its employee to take this responsibility very seriously and to provide information that is accurate, complete, objective, relevant, timely, and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that Environmental Solutions files with, or submits to, government agencies and in other public communications.


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PROPRIETARY INFORMATION

Environmental Solutions' business and business relationships center on the confidential and proprietary information of Environmental Solutions and those with whom we do business - customers, vendors and others. Each employee has the duty to respect and protect the confidentiality of all such information. The disclosure or use of confidential and proprietary information - whether Environmental Solutions or a third party's - should be covered by a written agreement. In addition to the obligations imposed by that agreement, all employees should comply with the following requirements:

      o Confidential information should be received and disclosed only under the auspices of a written agreement.

      o Confidential information of a third party should not be used or copied by any Environmental Solutions' employee except as permitted by the third-party owner (except as permitted in a written agreement between Environmental Solutions and the third party owner.)

LAWS REGULATIONS AND GOVERNMENT RELATED ACTIVITIES

ANTI-TRUST: The economy of the United States, and of most nations, is based on the principle of a free, competitive market. To ensure that this principle is played out in the marketplace, most countries have laws prohibiting certain business practices that could inhibit effective competition. The anti-trust laws are broad and far-reaching. Environmental Solutions fully embraces all anti-trust laws and avoids conduct that may even give the appearance of being questionable under those laws. Each employee should keep these thoughts in mind while going about his/her job because the penalties for violations can be quite serious, both to Environmental Solutions and to the individual.

INSIDER TRADING: If an employee has material, non-public information relating to Environmental Solutions or its business, it is Environmental Solutions' policy that the employee, the employee's family members, or any entities controlled by the employee or his/her family members, may not buy or sell securities of Environmental Solutions or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to trading in the securities of any other company, including our customers, suppliers, vendors, or other business partners, if an employee has material, non-public information about that company which the employee obtained by virtue of his/her position at Environmental Solutions.

Besides the obligation to refrain from trading while in possession of material, non-public information, employees are also prohibited from "tipping" others. The concept of unlawful tipping includes passing on information to friends or family members under circumstances that suggest that employees were trying to help them make a profit or avoid a loss. Besides being considered a form of insider trading, tipping is also a serious breach of corporate confidentiality. For this reason, employees should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where others may hear such information. For additional information related to the stock trading policies at Environmental Solutions, please refer to our Stock Trading Policy.


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Foreign Corrupt Practices Act: Environmental Solutions requires full compliance with the Foreign Corrupt Practices Act (FCPA) by all of its employees, consultants, and agents. The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of:

      o Influencing any act, or failure to act, in the official capacity of that foreign official or party

      o Inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

Payments, offers, promises or authorizations to pay any other person, U.S. or foreign, are likewise prohibited if any portion of that money or gift will be offered, given or promised to a foreign official or foreign political party or candidate for any of the illegal purposes outlined above.

POLITICAL CONTRIBUTIONS: No Environmental Solutions' assets, including employees' work time, use of Environmental Solutions premises, use of Environmental Solutions equipment or direct monetary payment, may be contributed to any political candidate, political actions committees (aka "PACs"), party, or ballot measure without the permission of the Chief Executive Officer. Of course, Environmental Solutions' employees may participate in any political activities of their choice on an individual basis, with their own money and on their own time.

USING THIRD-PARTY COPYRIGHTED MATERIAL: Employees may sometimes need to use third-party copyrighted material to perform their jobs. Before such third-party material may be used, appropriate authorization from the copyright holder must be obtained. The need for such permission may exist whether or not the end product containing third-party material is for personal use, for Environmental Solutions internal or other use. It is against Environmental Solutions' policy and it may be unlawful for any employee to copy, reproduce, scan, digitize, broadcast, or modify third-party copyrighted material when developing Environmental Solutions products, promotional materials or written communication (such as manuals, presentations, etc.), unless written permission from the copyright holder has been obtained prior to the proposed use. Improper use could subject both Environmental Solutions and the individuals involved to possible civil and criminal actions for copyright infringement. It is against Environmental Solutions' policy for employees to use Environmental Solutions' facilities for the purpose of making or distributing unauthorized copies of third-party copyrighted materials for personal use or for use by others.

CUSTOMS COMPLIANCE FOR INTERNATIONAL SHIPPING: Environmental Solutions' policy is to comply fully with customs laws, regulations and policies in all countries where Environmental Solutions does business. Accurate customs information on shipping documents is required for all international shipments. Employees should not initiate shipping documents outside approved, automated shipping systems or non-production shipping tool.

PRIVACY: Environmental Solutions has established guidelines for the collection, use and disclosure of personal data. All Environmental Solutions operations, activities and functions that collect, use, receive or distribute personal data must adhere to this policy. Moreover, all electronic and physical resources, whether owned or leased by Environmental Solutions, and the messages, files, data, software, or other information stored or transmitted on them are, and remain at all times, the property of Environmental Solutions, and Environmental Solutions reserves the right to inspect these items.


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VIOLATIONS OF THE POLICY

Violations of the policy are grounds for discharge or other disciplinary action, adapted to the circumstances of the particular violation and having as a primary objective furtherance of the Company's interest in preventing violations and making clear that violations are neither tolerated nor condoned.

Disciplinary action will be taken not only against individuals who authorize or participate directly in a violation of the policy but also against:

      o Any employee who may have deliberately failed to report a violation of the policy;

      o Any employee who may have deliberately withheld relevant and material information concerning a violation of this Policy, and

      o The violator's managerial superiors, to the extent that the circumstances of the violation reflect inadequate leadership and lack of diligence.

Where an employee is accused of violating the anti-trust laws and the employee has relied in good faith on the advise of Company legal counsel after full disclosure of the material facts, no disciplinary action may be taken against the employee under this policy. The Company may, within the limits permitted by law, assist in the employee's defense.

REPORTS AND PERIODIC REVIEWS

Any employee who is required to engage in any activity which is or may be contrary to this policy will promptly report such information to the manager to whom the individual reports, or, if the employee was so directed by the manager, then to assigned Company legal counsel.

Any employee who acquires information that gives the employee reason to believe that any other employee is engaged in conduct forbidden by the policy will promptly report such information to the manager to whom the employee reports or, if the manager is engaged in such conduct, then to the assigned Company legal counsel.

It is Environmental Solutions' policy to promote and implement prompt and consistent enforcement of this code, fair treatment for persons reporting unethical behavior, objective and clear standards for compliance and a fair process by which to determine violations of this code and other Environmental Solutions policies. It is against Environmental Solutions policy to retaliate against any employee for good faith reporting of violations of this code or any other Environmental Solutions policy.

I (name of employee) have received and read a copy of this Code of Ethics, understand all of its terms and agree to be bound by the provisions contained therein.


Printed Name


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Signature


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Date:


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